EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2016

ELK GROVE VILLAGE, Ill., March 14, 2016 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2016.

Revenues increased to $59.2 million for the third quarter of fiscal 2016 from $53.7 million for the same quarter in the prior year.  Net income decreased to $218,728 in the third fiscal quarter compared to $564,080 for the same period in the prior year.  Basic and diluted earnings per share were each $0.05 for the quarter ended January 31, 2016, compared to basic and diluted earnings per share each $0.14 for the same quarter in fiscal 2015.

For the nine months ended January 31, 2016, revenues increased to $193.2 million compared to $170.2 million for the same period in the prior year.  Net income for the period ended January 31, 2016 was $2,033,832 compared to net income of $727,319 for the same period in the prior year.  Basic and diluted earnings per share for the nine months ended January 31, 2016, were $0.49 and $0.48, respectively, compared to basic and diluted earnings per share each $0.18 for the nine months ended January 31, 2015.

Commenting on SigmaTron’s third quarter fiscal 2016 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I am pleased to report a profitable third quarter for fiscal 2016 and earnings for the first nine months of fiscal 2016 that are much improved when compared to the first nine months of fiscal 2015.  However, the results are a mixed bag.  When comparing our third quarter of this year versus the third quarter of 2015, our pre-tax income decreased even though revenue was up a little over 10%.

“Of concern is our sequential revenue from the second quarter of fiscal 2016 to the third quarter of fiscal 2016.  Revenue for the third quarter is down 15% when compared to the second quarter.  We believe part of the decrease is attributable to seasonality, as the third quarter covers both the December holidays and Lunar New Year.  A larger part is seemingly attributable to a slowing economy that has been the subject of news articles recently.  We have not lost any customers and new customers and new projects with current customers are continuing and moving forward, but the overall demand across all markets we serve is generally softer than projected.  We see that trend continuing into the beginning of the fourth quarter and we will manage the Company accordingly.  We do not believe this is an indication of a mid-term or long term trend, but certainly there is some short term softness.

“We continue to work on multiple new projects in new markets that are exciting and we believe bode well for the future.  One of our objectives remains further diversification of our customers and markets served and as this new business launches, it will help achieve that objective.  We will continue to manage the Company conservatively during this short term softness and volatility while positioning it to take advantage of these new opportunities going forward.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2016	2015	2016	2015

Net sales	$59,206,344	$53,702,613	$193,150,783	$170,183,609

Cost of products sold	53,498,248	48,007,248	173,615,400	153,928,043

Gross profit	5,708,096	5,695,365	19,535,383	16,255,566

Selling and administrative expenses	5,120,848	4,907,243	15,700,276	14,269,255

Operating income	587,248	788,122	3,835,107	1,986,311

Other expense	209,649	225,999	638,149	685,368

Income from operations before income tax	377,599	562,123	3,196,958	1,300,943

Income tax expense (benefit)	158,871	(1,957)	1,163,126	573,624

Net income	$218,728	$564,080	$2,033,832	$727,319

Net income per common share - basic	$0.05	$0.14	$0.49	$0.18

Net income per common share - assuming dilution	$0.05	$0.14	$0.48	$0.18

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,229,378	4,116,015	4,239,169	4,121,657

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2016	2015

Assets:

Current assets	$97,798,153	$94,298,101

Machinery and equipment-net	33,181,712	33,864,527

Deferred income taxes	310,129	365,935
Intangibles	4,821,760	5,174,144
Goodwill	3,222,899	3,222,899
Other assets	1,184,888	1,319,901

Total assets	$140,519,541	$138,245,507

Liabilities and stockholders' equity:

Current liabilities	$47,841,737	$43,408,586

Long-term obligations	32,816,178	38,151,534

Stockholders' equity	59,861,626	56,685,387

Total liabilities and stockholders' equity	$140,519,541	$138,245,507

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095